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                                                                      Exhibit 21

                             Paine Webber Group Inc.
                         Subsidiaries of the Registrant

A list of significant direct and indirect subsidiaries, all of which are consolidated, of Paine Webber Group Inc. (the "Company") as of December 31, 1998 and the state or jurisdiction in which organized follows. In each case, 100% of the voting securities are owned directly or indirectly by the Company. Certain subsidiaries have been omitted because, in the aggregate, they do not constitute a significant subsidiary.

                                              State or
                                          jurisdiction of
                                          incorporation or
     Name                                   organization
     ----                                 ----------------
PaineWebber Incorporated                   Delaware
Mitchell Hutchins Asset Management Inc.    Delaware
PaineWebber International (U.K.) Ltd.      United Kingdom
Paine Webber Real Estate Securities Inc.   Delaware